June 10, 2005

William W. Taylor III, Esq.

Zuckerman Spaeder LLP

1201 Connecticut Avenue, N.W., Suite 1200

Washington, D.C. 20036-2638

Dear Mr. Taylor:

I am writing to provide notice to Thomas M. Coughlin that Wal-Mart Stores, Inc. (“Wal-Mart”) hereby rescinds the January 22, 2005 Retirement Agreement between Wal-Mart and Mr. Coughlin. Mr. Coughlin is further notified that Wal-Mart has also determined that: (1) Mr. Coughlin shall forfeit all outstanding equity awards under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended, (2) Mr. Coughlin shall forfeit all incentive payments (and related credited earnings thereon) under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan (the “Deferred Compensation Plan”), (3) interest credited to Mr. Coughlin’s own deferrals to the Deferred Compensation Plan account shall be reduced by fifty percent for each Deferred Compensation Plan year, and (4) Mr. Coughlin’s Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan account shall be recalculated as if no employer contributions and forfeitures were credited to his account on or after January 31, 1996.

As you know, Wal-Mart previously suspended Mr. Coughlin’s benefits under the Retirement Agreement and under the above-referenced plan documents pending further investigation into the actions of Mr. Coughlin. Based on the results of its investigation to date, the Company has concluded that it now has grounds to take this action. The grounds for rescission include Mr. Coughlin’s violation of his fiduciary duties to the Company and the concealment and failure to disclose to management that, for a period of several years and continuing until at least December 2004, Mr. Coughlin had been engaged in a scheme to misappropriate corporate funds and property for his own personal benefit. Enclosed is a copy of a Form 8-K that will be filed by Wal-Mart with the SEC today. The 8-K provides additional information regarding Wal-Mart’s decision and is incorporated herein by reference.

In connection with the circumstances described above, the parties are returned to the status quo as of January 22, 2005. Wal-Mart relieves Mr. Coughlin of any and all obligations undertaken by him under the Retirement Agreement, and demands that Mr. Coughlin return any and all benefits or consideration he has received as a result of the Retirement Agreement. Mr. Coughlin is hereby terminated as an officer of the Company for gross misconduct retroactive to January 22, 2005.

William W. Taylor III, Esq.

June 10, 2005

_____________________

Please let me know if you have any questions regarding this letter.

Very truly yours,

 /s/ Paul K. Holmes, III

Paul K. Holmes, III

cc:	W.H. Taylor
Thomas A. Mars